Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-183112 on Form S-1 of our report dated August 7, 2012, relating to the consolidated financial statements of WWF Operating Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the allocations of expenses and debt from Dean Foods Company) appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/S/ DELOITTE & TOUCHE LLP

Dallas, Texas

September 14, 2012